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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                           THE MEN'S WEARHOUSE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                           THE MEN'S WEARHOUSE, INC.
                              5803 GLENMONT DRIVE
                           HOUSTON, TEXAS 77081-1701

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 1, 2003

     Notice is hereby given that the Annual Meeting of the Shareholders of The Men's Wearhouse, Inc., a Texas corporation (the "Company"), will be held at 11:00 a.m., pacific daylight time, on Tuesday, July 1, 2003, at The Westin St. Francis, 335 Powell Street, San Francisco, California, for the following purposes:

          (1) To elect six directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

          (2) To consider and act upon a proposal regarding a code of conduct based on the United Nation's International Labor Organization's Standards for Workers Rights;

          (3) To ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors for the Company for Fiscal 2003; and

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The holders of record of the Company's common stock, $.01 par value, at the close of business on May 14, 2003, will be entitled to vote at the meeting and any adjournment(s) thereof.

                                          By Order of the Board of Directors

                                          -s- Michael W. Conlon

                                          Michael W. Conlon
                                          Secretary

May 30, 2002

                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           THE MEN'S WEARHOUSE, INC.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 1, 2003

     This proxy statement is furnished to the shareholders of The Men's Wearhouse, Inc. (the "Company"), whose principal executive offices are located at 5803 Glenmont Drive, Houston, Texas 77081-1701, and at 40650 Encyclopedia Circle, Fremont, California 94538-2453, in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m., pacific daylight time, on Tuesday, July 1, 2003, at The Westin St. Francis, 335 Powell Street, San Francisco, California, or any adjournment(s) thereof (the "Annual Meeting").

     Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted "FOR" the nominees for director listed therein, "AGAINST" the proposal regarding a code of conduct based on the United Nation's International Labor Organization's Standards for Workers Rights and "FOR" ratification of the appointment of the Company's independent auditors. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting.

     This Proxy Statement is being mailed on or about May 30, 2003, to the holders of record of Common Stock on May 14, 2003 (the "Record Date"). At the close of business on the Record Date, there were outstanding and entitled to vote 39,585,591 shares of the Company's common stock, $.01 par value (the "Common Stock"), and only the holders of record on such date shall be entitled to vote at the Annual Meeting. Such holders will be entitled to one vote per share on each matter presented at the Annual Meeting.

     The enclosed form of proxy provides a means for shareholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. The withholding of authority by a shareholder will have no effect on the results of the election of those directors for whom authority to vote is withheld because the Company's bylaws provide that directors are elected by a plurality of the votes cast.

     The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against a proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter. The shares held by each shareholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the proposal regarding a code of conduct based on the United Nation's International Labor Organization's Standards for Workers Rights and to ratify the appointment of the Company's independent auditors.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, six directors constituting the entire Board of Directors are to be elected. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified or their earlier resignation or removal.

     The following persons have been nominated to fill the six positions to be elected by the shareholders. It is the intention of the persons named in the enclosed proxy to vote the proxies for the election of the nominees named below, unless otherwise specified. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by management.

                                                                                            DIRECTOR
NAME                             AGE               POSITION WITH THE COMPANY                 SINCE
----                             ---               -------------------------                --------
George Zimmer.................   54    Chairman of the Board and Chief Executive Officer      1974
David H. Edwab................   48    Vice Chairman of the Board                             1991
Rinaldo S. Brutoco............   56    Director                                               1992
Michael L. Ray, Ph.D. ........   64    Director                                               1992
Sheldon I. Stein..............   49    Director                                               1995
Kathleen Mason................   53    Director                                               2001

     George Zimmer co-founded The Men's Wearhouse as a partnership in 1973 and has served as Chairman of the Board of the Company since its incorporation in 1974. George Zimmer served as President from 1974 until February 1997 and has served as Chief Executive Officer of the Company since 1991.

     David H. Edwab joined the Company in February 1991 and was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company. In February 1993, he was elected Chief Operating Officer of the Company. In February 1997, Mr. Edwab was elected President of the Company. He was elected a director of the Company in 1991. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. ("Bear Stearns") as a Senior Managing Director and Head of the Retail Group in the Investment Banking Department of Bear Stearns. Accordingly, Mr. Edwab resigned as President of the Company and was then named Vice Chairman of the Board. In February 2002, Mr. Edwab re-joined the Company full-time and continues to serve as Vice Chairman of the Board. Mr. Edwab is also a director of Aeropostale, Inc.

     Rinaldo S. Brutoco is and has been since January 2000, President and Chief Executive Officer of ShangriLa Consulting, Inc. Prior to that Mr. Brutoco was President and Chief Executive Officer of Dorason Corporation for more than five years. ShangriLa Consulting, Inc. is affiliated with the ShangriLa Group, a privately held consulting and merchant banking concern. In addition, through October 1998, Mr. Brutoco served as the Chief Executive Officer and a director of Red Rose Collection, Inc., a San Francisco-based mail order catalog and retail company.

     Michael L. Ray, Ph.D. has been on the faculty at Stanford University since 1967 and is currently the John G. McCoy -- Banc One Corporation Professor of Creativity and Innovation and of Marketing Emeritus at Stanford University's Graduate School of Business. Professor Ray is a social psychologist with training and extensive experience in advertising and marketing management and has served as a private consultant to numerous companies since 1967.

     Sheldon I. Stein is a Senior Managing Director of Bear Stearns and runs the Southwest Investment Banking Group. Mr. Stein joined Bear Stearns in August 1986. He is also a director of Home Interiors & Gifts, Inc.

     Kathleen Mason has been the President, Chief Executive Officer and a director of Tuesday Morning Corporation, a retailer of first quality, deep discount and closeout home furnishings and gifts, since July 2000. From December 1999 to July 2000, Ms. Mason was a freelance retailing consultant. From June 1999 to November 1999, she was President and Chief Merchandising Officer of Filene's Basement, Inc. From January 1997 to June 1999 she was President of the HomeGoods Division of The TJX Companies, Inc., an apparel and home fashion retailer. Ms. Mason is also a director of Genesco, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     During the fiscal year ended February 1, 2003, the Board of Directors held five meetings.

     The Board of Directors has an Audit Committee that operates under a written charter adopted by the Board of Directors and is comprised of Messrs. Stein (Chairman) and Ray and Ms. Mason. Each of the Audit Committee's members satisfies the definition of independent director as established in the New York Stock Exchange Listing Standards. It is the duty of the Audit Committee to review the Company's financial information, accounting policies and internal controls, review with the Company's independent public accountants the plan, scope and results of the annual audit of the Company's financial statements, review and discuss the Company's annual and quarterly financial statements with management and the Company's independent public accountants, and to select the Company's independent public accountants and approve in advance all audit and non-audit engagements of such independent public accounts. The Audit Committee's responsibilities to the Board of Directors are further detailed in the amended and restated Charter of the Audit Committee, which is attached to this proxy statement as Appendix A. During the fiscal year ended February 1, 2003, the Audit Committee held six meetings. The Audit Committee's report appears below.

     The Company has a Compensation Committee comprised solely of the Company's non-employee directors, Ms. Mason (Chair) and Messrs. Brutoco, Ray and Stein. Prior to October 1, 2002, the Compensation Committee was comprised of Messrs. Stein (Chairman) and Ray. It is the duty of the Compensation Committee to review and approve the Company's overall compensation policy and consider and approve, on behalf of the Board of Directors, adjustments to the compensation of the executive officers of the Company and the implementation of any compensation program for the benefit of any executive officer of the Company. During the fiscal year ended February 1, 2003, the Compensation Committee held one meeting.

     The Company has a Stock Option Committee which consists of Mr. G. Zimmer that administers the Company's stock option plans. During the fiscal year ended February 1, 2003, the Stock Option Committee held one meeting.

     In October 2002, the Board of Directors established a Nominating and Corporate Governance Committee comprised of Messrs. Ray (Chairman), Brutoco and Stein. It is the duty of the Nominating and Corporate Governance Committee to develop and recommend to the Board of Directors a set of corporate governance principles for the Company, study and review with management the overall effectiveness of the organization of the Board of Directors and the conduct of its business and report and make recommendations to the Board of Directors as appropriate, and consider candidates to be elected directors, including nominees for directors recommended by shareholders of the Company, and recommend to the Board of Directors the nominees for directors. As indicated, the Nominating and Corporate Governance Committee will consider nominees for directors recommended by shareholders of the Company, provided such recommendations are made in accordance with the procedure set forth on page 20 of this proxy statement and all other legal requirements, including all applicable provisions of the Company's Restated Articles of Incorporation and Bylaws. As of the fiscal year ended February 1, 2003, the Nominating and Corporate Governance Committee had not yet met.

     During the fiscal year ended February 1, 2003, no director attended fewer than 75% of all of the meetings of the Board of Directors and of any committee of which such director was a member.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2002, the Audit Committee had six meetings, and the Audit Committee chair, as representative of the Audit Committee, communicated with the financial management and independent auditors regarding the interim financial information contained in each quarterly earnings announcement prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board

Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plan, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended February 1, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended February 1, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment, subject to shareholder approval, of the independent auditors.

                                            AUDIT COMMITTEE

                                            Sheldon I. Stein, Chairman
                                            Michael L. Ray, Ph.D.
                                            Kathleen Mason

                SHAREHOLDER PROPOSAL REGARDING A CODE OF CONDUCT
                BASED ON THE UNITED NATION'S INTERNATIONAL LABOR
                  ORGANIZATION'S STANDARDS FOR WORKERS RIGHTS

     New York City Employees' Retirement System, New York City Teachers' Retirement System, New York City Police Pension Fund Art 2, New York City Fire Department Pension Fund Art 2B, holders as of December 17, 2002 of 81,475, 43,550, 25,075 and 4,575 shares of the Company's common stock, respectively, each located at The City of New York Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, have given formal notice that they will introduce a resolution at the forthcoming annual meeting. The Company is not responsible for such proposal, which provides as follows:

          "Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

          Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

          Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

          Whereas, these standards incorporate the conventions of the United Nation's International Labor Organization (ILO) on workplace human rights which include the following principles:

             (1) All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

             (2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention
        135)

             (3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and
        111)

             (4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

             (5) There shall be no use of child labor. (ILO Convention 138), and,

          Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

     Therefore, be it resolved that shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards."

THE COMPANY'S STATEMENT IN OPPOSITION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Company is strongly committed to maintaining high standards with respect to workplace human rights. The Company itself does not operate any facilities overseas, but purchases goods from vendors who have overseas operations and engages in a direct sourcing program whereby the Company contracts directly with third parties, predominantly in Italy, China and Mexico, to manufacture certain of the merchandise sold in the Company's stores. We attempt to select only overseas vendor partners and facilities who are committed to following standards and business practices consistent with our own and have a long-standing relationship with most of our vendors and direct sourcing facilities. Further, the manufacturing of tailored clothing requires a more experienced work force and, therefore, does not lend itself to the "sweatshop" conditions referred to in the proposal. Additionally, we have a practice of inspecting on a periodic basis the factories where goods are produced to our specifications and quality requirements. This inspection process is important for monitoring quality control and also allows us to monitor workplace conditions. The Company has on occasion undertaken efforts to gain improvements in conditions where warranted.

     Accordingly, we believe we have already implemented practices to address subjects mentioned in this shareholder proposal. Indeed, the proponents of this proposal have not suggested that the Company has failed to meet any appropriate workplace standards. We believe the Company's existing practices have worked well and the requested commitment called for by this proposal is duplicative of our existing efforts. Also, certain provisions of the proposal are vague and overbroad and in some instances would require the Company to take action beyond our ability to effectuate. We think we can be most effective by continuing to focus on our existing standards and practices, rather than introducing a new and duplicative statement of principles. The Board of Directors therefore does not believe that adoption of this proposal is necessary or in the best interests of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST APPROVAL OF THE PROPOSAL REGARDING A CODE OF CONDUCT BASED ON THE UNITED NATION'S INTERNATIONAL LABOR ORGANIZATION'S STANDARDS FOR WORKERS RIGHTS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of the Record Date (except as noted below), with respect to the beneficial ownership of Common Stock by (i) each director, (ii) each executive officer named in the Summary Compensation Table below, (iii) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him or her.

                                                                                          % OF
                                                                                       OUTSTANDING
NAME                                                        NUMBER OF SHARES             SHARES
----                                                        ----------------           -----------
PRIMECAP Management Company...............................      4,089,550(1)              10.0
  225 South Lake Avenue #400
  Pasadena, California 91101
FMR Corp. ................................................      3,617,868(2)               9.1
  82 Devonshire Street
  Boston, Massachusetts 02109
Vanguard HorizonFunds-Vanguard Capital Opportunity Fund...      3,200,000(3)               8.1
  100 Vanguard Blvd
  Malvern, Pennsylvania 19355
George Zimmer(4)..........................................      3,461,292(5)(6)(15)        8.6
David H. Edwab............................................        139,072(6)(7)(15)          *
Rinaldo S. Brutoco........................................         24,000(8)                 *
Sheldon I. Stein..........................................         23,061(9)                 *
Michael L. Ray, Ph.D......................................         16,500(10)                *
Kathleen Mason............................................          6,000(10)                *
Ronald B. Covin...........................................         10,109(11)                *
Eric J. Lane..............................................        104,348(12)(15)
Charles Bresler, Ph.D. ...................................         80,972(13)(15)            *
All executive officers and directors as a group (17
  Persons)................................................      4,925,769(6)(14)(15)      12.3
                                                                         (16)(17)(18)

---------------

  *  Less than 1%

 (1) Based on a Schedule 13G filed on November 8, 2002, PRIMECAP Management Company has sole voting power with respect to 133,200 of these shares and dispositive power with respect to all of these shares.

 (2) Based on a Schedule 13G filed on February 13, 2003, FMR Corp. has sole power to vote 17,268 of these shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,600,600 shares or 9.067% of the Company's outstanding Common Stock. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,973,600 shares or 7.488% of the Common Stock outstanding. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose of the 3,600,600 shares owned by the Funds, but neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Geode Capital Management, LLC is the beneficial owner of 17,268 shares or 0.043% of the outstanding common stock of the Company. Geode LLC is wholly-owned by Fidelity Investors III Limited Partnership and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

 (3) Based on a Schedule 13G filed on February 11, 2003, Vanguard
     HorizonFunds-Vanguard Capital Opportunity Fund has sole voting power and shared dispositive power with respect to these shares.

 (4) The business address of the shareholder is 40650 Encyclopedia Circle, Fremont, California 94538-2453.

 (5) Includes 3,417,383 shares held by George Zimmer in his capacity as trustee for the George Zimmer 1988 Living Trust.

 (6) Excludes 153,666 shares held by The Zimmer Family Foundation with respect to which this officer and director has shared voting and dispositive power.

 (7) Includes 2,542 shares held by David H. Edwab in his capacity as trustee of the David H. Edwab and Mary Margaret Edwab Family Trust. Also includes 135,000 shares that may be acquired within 60 days upon exercise of stock options.

 (8) Includes 22,500 shares that may be acquired within 60 days upon the exercise of stock options.

 (9) Includes 18,000 shares that may be acquired within 60 days upon the exercise of stock options and includes 5,061 shares held by Mr. Stein's sons.

(10) Represents shares that may be acquired within 60 days upon the exercise of stock options.

(11) Includes 10,000 shares that may be acquired within 60 days upon the exercise of stock options and 109 shares allocated to the account of Mr. Covin under The Men's Wearhouse, Inc. Employee Stock Discount Plan (the "ESDP").

(12) Includes 102,376 shares that may be acquired within 60 days upon the exercise of stock options.

(13) Includes 74,438 shares that may be acquired within 60 days upon the exercise of stock options and 6,023 shares allocated to the 401(k) account of Mr. Bresler under The Men's Wearhouse, Inc. 401(k) Savings Plan (the "401(k) Savings Plan").

(14) Includes 512,067 shares that may be acquired within 60 days upon the exercise of stock options.

(15) Includes 43,909 shares, 1,530 shares, 1,822 shares, 511 shares and 80,993 shares, respectively, allocated to The Men's Wearhouse, Inc. Employee Stock Plan (the "ESP") accounts of Messrs. George Zimmer, David Edwab, Eric Lane and Charles Bresler and to certain executive officers included in all executive officers and directors of the Company as a group, under the ESP. The ESP provides that participants have voting power with respect to these shares but do not have investment power over these shares.

(16) Includes 8,685 shares allocated to the 401(k) Savings Plan accounts to certain executive officers of the Company. The 401(k) Savings Plan provides that participants have voting and investment power over these shares.

(17) Includes 494 shares allocated to the ESDP accounts to certain executive officers of the Company. The ESDP provides that participants have voting power with respect to these shares and investment power over these shares.

(18) Includes 10,525 shares held by family members of certain executive officers and directors of the Company.

                               EXECUTIVE OFFICERS

     The following table lists the name, age, current position and period of service with the Company of each executive officer of the Company. Each executive officer of the Company was elected by the Board of Directors of the Company and will hold office until the next annual meeting of the Board of Directors or until his or her successor shall have been elected and qualified.

                                                                                            EXECUTIVE
                                                                                             OFFICER
NAME                           AGE                POSITION WITH THE COMPANY                   SINCE
----                           ---                -------------------------                 ---------
George Zimmer...............   54    Chairman of the Board and Chief Executive Officer        1974
David H. Edwab..............   48    Vice Chairman of the Board                               1991
Eric J. Lane................   43    President and Chief Operating Officer                    1993
Charles Bresler, Ph.D. .....   54    Executive Vice President -- Stores, Marketing and        1993
                                     Human Development
Ronald B. Covin.............   54    Chief Executive Officer -- K&G Men's Company Inc.        2001
Pasquale De Marco...........   42    President -- Moores Retail Group Inc.                    2003
Neill P. Davis..............   46    Executive Vice President, Chief Financial Officer        1997
                                     and Principal Financial Officer
Douglas S. Ewert............   39    Executive Vice President and General Merchandise         2000
                                       Manager
Gary G. Ckodre..............   53    Senior Vice President -- Finance                         1992
Jeffery Marshall............   50    Senior Vice President and Chief Information Officer      1999
James E. Zimmer.............   51    Senior Vice President -- Merchandising                   1975
Jerry L. Lovejoy............   49    Vice President and General Counsel                       2003
Diana M. Wilson.............   55    Vice President and Principal Accounting Officer          2003

     See the table under "Election of Directors" for the past business experience of Messrs. George Zimmer and David Edwab.

     Eric J. Lane joined the Company in 1988. From 1991 to 1993, he served as Vice President -- Store Operations and in 1993 he was named Senior Vice President -- Merchandising. In February 1997, Mr. Lane became Chief Operating Officer of the Company and in November 2000 he was named President of the Company.

     Charles Bresler, Ph.D. joined the Company in 1993. From 1993 to 1998, he served as Senior Vice President -- Human Development. In February 1998, he was named Executive Vice President. In March 2003, he was renamed Executive Vice President -- Stores, Marketing and Human Development.

     Ronald B. Covin joined the Company in 2001 when he was named Chief Executive Officer of K&G Men's Company Inc. Before joining the Company, Mr. Covin served as the President of Off 5th SAKS Fifth Avenue Outlet ("Off 5th"), a division of Saks Inc., from 1999 to 2001, as Senior Vice President and General Manager of Off 5th from 1997 to 1999 and as Senior Vice President and General Merchandise Manager of Off 5th from 1994 to 1997.

     Pasquale De Marco joined the Company as the chief financial officer of Moores Retail Group Inc. ("Moores") following the closing of the merger of a wholly owned subsidiary of the Company with Moores on February 10, 1999. Prior to the merger, Mr. De Marco had been the Chief Financial Officer of Moores Retail Group Inc. since its inception. Prior to joining Moores in 1995, Mr. De Marco was a partner at the accounting firm of Ernst & Young. In March 2003, Mr. De Marco was named President -- Moores Retail Group Inc. and designated an executive officer of the Company.

     Neill P. Davis joined the Company in 1997 as Vice President and Treasurer. In November 2000 he was named Senior Vice President, Chief Financial Officer and Treasurer and in March 2001 he was named Principal Financial Officer. In March 2002, he was promoted to Executive Vice President and remained Chief Financial Officer, Treasurer and Principal Financial Officer. In March 2003, he was named Executive Vice President, Chief Financial Officer and Principal Financial Officer.

     Douglas S. Ewert joined the Company in 1995. From 1996 to 1999, he served as General Merchandise Manager. From 1999 to 2000, he served as Vice
President -- Merchandising and General Merchandise Manager. In April 2000, he was named Senior Vice President -- Merchandising, and in March 2001 he was named Executive Vice President and Chief Operating Officer, K&G Men's Company. In March 2002, he was named Executive Vice President and General Merchandise Manager.

     Gary G. Ckodre joined the Company in 1992. In February 1997 he was named Vice President -- Finance and Principal Financial and Accounting Officer, and in March 2001 he was named Senior Vice President and Principal Accounting Officer. In March 2003 he was named Senior Vice President -- Finance.

     Jeffery Marshall joined the Company in 1996. From 1996 to 1999, he served as Vice President -- Information and Technology and in July 1999 he was named Chief Information Officer of the Company. In March 2003, he was named Senior Vice President and Chief Information Officer.

     James E. Zimmer has served as Senior Vice President -- Merchandising since 1975. Mr. J. Zimmer served as a director of the Company until June 2002 when he chose not to seek re-election.

     Jerry L. Lovejoy joined the Company in January 2003 as Vice President and General Counsel. Prior to joining the Company, Mr. Lovejoy was the Division Counsel of the West Division of McDonald's Corporation, the Oak Brook, Illinois fast food chain, from 1999 to 2003. Prior to his employment with McDonald's Corporation, he served as Vice President and General Counsel of Baskin-Robbins, Inc. from 1995 to 1999.

     Diana M. Wilson joined the Company in March 1999 as Corporate Controller. In March 2001 she was named Vice President and Corporate Controller and in March 2002 she was named Vice President -- Finance. In March 2003 she was named Vice President -- Principal Accounting Officer. Prior to joining the Company, Ms. Wilson was an audit director with Deloitte & Touche L.L.P. from 1988 to 1999.

     George Zimmer and James E. Zimmer are brothers.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding cash compensation paid for services rendered during the last three fiscal years to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer:

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                 ANNUAL COMPENSATION                 AWARDS
                                      -----------------------------------------   ------------
                                                                   OTHER ANNUAL    SECURITIES      ALL OTHER
                                                                   COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)      BONUS($)        ($)(5)       OPTIONS(7)        ($)(9)
---------------------------    ----   ------------   -----------   ------------   ------------    ------------
George Zimmer................  2002     420,000(1)      16,500(2)         --             --          31,113(10)
  Chairman of the Board and    2001     420,000         25,000(3)         --             --          78,764(10)
  Chief Executive Officer      2000     428,076         37,500(4)         --             --          74,360(10)
Ronald B. Covin..............  2002     420,000(1)      50,000(2)         --             --             200(11)
  Chief Executive Officer --   2001     161,540        160,000(3)         --        100,000(8)           --
  K&G Men's Company Inc.       2000          --             --            --             --              --
David H. Edwab...............  2002     540,077(1)          --        46,655(6)     100,000(8)        2,224(13)
  Vice Chairman of the Board   2001      60,693             --            --             --          10,229(13)
                               2000     345,000             --            --         40,000(8)       10,621(11)(13)
Eric J. Lane.................  2002     410,000(1)      33,000(2)     66,951(7)     100,000(8)          769(11)(12)
  President and Chief          2001     401,346         25,000(3)     17,388(7)          --           4,220(11)(12)
  Operating Officer            2000     355,385         37,500(4)     44,793(7)     115,000(8)        1,575(11)
Charles Bresler, Ph.D........  2002     330,000(1)      40,000(2)         --        100,000(8)          401(11)
  Executive Vice President --  2001     324,808         25,000(3)         --             --           1,218(11)
  Stores, Marketing and        2000     296,769         37,500(4)         --         97,500(8)        1,591(11)
  Human Development

---------------

 (1) Represents salary for 52 weeks for the fiscal year 2002.

 (2) Represents bonus paid in April 2003 relating to services performed in 2002.

 (3) Represents bonus paid in April 2002 relating to services performed in 2001.

 (4) Represents bonus paid in April 2001 relating to services performed in 2000.

 (5) Excludes perquisites and other benefits because the aggregate amount of such compensation was the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

 (6) Represents amount paid in connection with insurance premiums (see "Split-Dollar Life Insurance Agreements").

 (7) Includes $41,995, $17,388 and $44,793 paid to Mr. Lane in 2002, 2001 and
     2000 in connection with the repayment of advances given to Mr. Lane in 1996 and 2002 in connection with purchases of residences (see "Certain Relationships and Related Transactions") and $24,956 in 2002 paid in connection with insurance premiums (see "Split-Dollar Life Insurance Agreements").

 (8) Represents number of options granted to the named executive officer.

 (9) Represents the amount of the Company's contribution to the ESP allocated in the indicated year to the account of the named executive officer.

(10) Also includes $30,912, $77,268 and $73,503 in 2002, 2001 and 2000,
     respectively, for the allocated dollar value of the benefits to Mr. Zimmer of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of the Company.

(11) Also includes $200 of the Company's matching contributions to the 401(k) Savings Plan allocated in such year to the account of the named executive officer.

(12) Also includes $368 and $2,987 in 2002 and 2001, respectively, for the allocated dollar value of the benefits to Mr. Lane of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of the Company.

(13) Also includes $2,023, $9,899 and $9,243 in 2002, 2001 and 2000, respectively, for the allocated dollar value of the benefits to Mr. Edwab of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of the Company.

EMPLOYMENT AGREEMENT

     To induce David H. Edwab to re-join the Company, the Company entered into an Employment Agreement with Mr. Edwab effective as of February 3, 2002 (the "Employment Agreement") for an initial term beginning February 3, 2002 and extending through February 2, 2007. Under the Employment Agreement the Company agreed, among other things, to:

     - pay Mr. Edwab an annual base salary of $560,000, plus $40,000 per year for reimbursement of various business related expenses, including automobile and club membership expenses;

     - provide disability and medical insurance coverage and certain other benefits provided to other employees; and

     - pay Mr. Edwab a bonus of $3,000,000 (the "Long-Term Incentive Bonus") at the end of the term of the Employment Agreement, subject to a credit equal to the "Stock Option Value" (as defined in the Employment Agreement) of those stock options held by Mr. Edwab on the date of the Employment Agreement and those stock options issued to him subsequent thereto.

     The Company may terminate Mr. Edwab's employment under the Employment Agreement for "cause" (as defined in the Employment Agreement), in which event the Company will pay all compensation and benefits due Mr. Edwab under the Employment Agreement to the date of termination, which will satisfy all of the Company's obligations under the Employment Agreement. If the Company terminates Mr. Edwab's employment without "cause" or Mr. Edwab terminates his employment for "good reason" (as defined in the Employment Agreement), then the Company will be required to pay Mr. Edwab a lump sum payment equal to all amounts owed through the date of termination as well as the accrued Long-Term Incentive Bonus and Mr. Edwab will continue to receive his base salary at the then current rate and all benefits to which Mr. Edwab is entitled under the Employment Agreement for a period of two years following the date of termination.

     If the Company does not offer Mr. Edwab the opportunity to enter into a new employment agreement prior to February 2, 2006, with terms, in all respects, no less favorable to Mr. Edwab than the terms of the Employment Agreement and with a term lasting until at least February 2, 2009, Mr. Edwab shall have the right to elect to terminate his employment effective as of February 2, 2007. In the event of such termination, he will be entitled to continue to receive (a) his base salary at the then current rate for a period of one year following the date of termination and (b) all benefits to which he is entitled under the Employment Agreement for a period of two years following the date of termination. If the Company offers Mr. Edwab a new employment agreement and Mr. Edwab declines to accept it, his employment will terminate on February 2, 2007, at which time he will be entitled to all compensation, rights and benefits accrued at such date.

SPLIT-DOLLAR LIFE INSURANCE AGREEMENTS

     The George Zimmer 1988 Living Trust is presently the owner of 3,417,383 shares of Common Stock. The Company has been advised that on the demise of George Zimmer, his estate may be required to publicly sell all or substantially all of such shares to satisfy estate tax obligations. The public sale of such number of shares in all probability would destabilize the market for the Company's publicly traded stock. Accordingly, in November 1994, an agreement was entered into (commonly known as a split-dollar life insurance agreement) under the terms of which the Company makes advances of the premiums for certain life insurance policies on the life of George Zimmer with an aggregate face value, as amended, of $25,500,000 purchased by a trust established by Mr. Zimmer. To secure the repayment of the advances, the trust has assigned the policies to the Company as collateral. Further, a second split-dollar life insurance agreement with essentially the same terms as the existing agreement was entered into relating to a life insurance policy on the life of George Zimmer with a face value of $1,000,000 purchased by a second trust established by Mr. Zimmer. The trusts have assigned the additional policies to the Company as collateral.

     The Company has also entered into split dollar life insurance agreements with Mr. Edwab under the terms of which the Company made advances of the premiums on $3,000,000 in life insurance policies owned by a trust established by Mr. Edwab and payable to beneficiaries designated by him (subject to certain split-dollar provisions in favor of the Company). To secure the repayment of the premiums, the Trust has assigned the policies to the Company as collateral.

     Additionally, on January 14, 2002, the Company entered into a split dollar life insurance agreement with Eric Lane under the terms of which the Company made advances of the premiums for a life insurance policy with an aggregate face value of $2,000,000 purchased by Mr. Lane on his life. To secure the repayment of the advances, Mr. Lane has assigned the policy to the Company as collateral.

     In light of the provisions of the Sarbanes-Oxley Act of 2002 which prohibit the Company from making loans to its officers and directors (which may encompass the advancement of premiums for life insurance policies even though secured by the cash payable pursuant to such policies), the Company has ceased making premium payments as loans to Messrs. Zimmer, Edwab and Lane. The Company has elected to pay the premiums on behalf of Messrs. Edwab and Lane as additional compensation with an additional increase in compensation to cover the taxes due on such compensation.

EMPLOYEE STOCK OPTION PLANS

     The Company maintains The Men's Wearhouse, Inc. 1996 Stock Option Plan (the "1996 Option Plan") and 1998 Key Employee Stock Option Plan (the "1998 Option Plan") (collectively, the "Plans") for the benefit of its full-time key employees. The Company also maintained The Men's Wearhouse, Inc. 1992 Stock Option Plan which expired in February 2002. Under the 1996 Option Plan options to purchase up to 1,850,000 shares of Common Stock may be granted. Under the 1998 Option Plan, options to purchase up to 2,100,000 shares of Common Stock may be granted.

     The Plans are administered by the Stock Option Committee of the Company's Board of Directors which currently consists of George Zimmer. The individuals eligible to participate in the Plans are such full-time key employees, including officers and employee directors, of the Company as the Stock Option Committee may determine from time to time. However:

     - George Zimmer and James E. Zimmer are not eligible to participate in any of the Plans; and

     - no executive officers of the Company may participate in the 1998 Option Plan.

     The Stock Option Committee may grant either (i) incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or (ii) non-statutory stock options under the 1996 Option Plan. Only non-statutory stock options may be granted by the Stock Option Committee under the 1998 Option Plan. The maximum number of shares subject to options that may be awarded under the 1996 Option Plan to any employee during any consecutive three-year period is 500,000 shares of Common Stock. Under the Plans, the purchase price of shares subject to an option granted under the Plans is determined by the Stock Option Committee at the date of grant. Generally, the price at which a non-qualified stock option may be granted may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. Options granted under the Plans must be exercised within ten years from the date of grant. Unless otherwise provided by the Stock Option Committee, the options vest with respect to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiaries, (i) the option price of any incentive stock option granted may not be less than 110% of the fair market value of the Common Stock on the date of grant and (ii) the exercisable period may not exceed five years from date of grant. With respect to any other eligible employee, the option price of any incentive stock option may not be less than 100% of such fair market value.

     Options granted under the Plans are not transferable by the optionee other than by will or under the laws of descent and distribution. Options granted under the Plans terminate on the earlier of (i) the expiration date of the option or (ii) one day less than one month after the date the holder of the option terminated his or her employment with the Company for any reason other than the death, disability or, in the case of a non-statutory option, the retirement of such holder. During such one-month period, the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death or disability of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder generally may exercise the option in respect of the number of shares that were vested on the date of severance because of disability. In the event of the retirement of the holder, a non-statutory option terminates on the earlier of (i) the expiration date of the option or (ii) one-year following the date of retirement. During this period, the holder generally may exercise the option in respect of the number of shares that were vested on the date of severance because of retirement.

OPTION GRANTS

     The following table sets forth the aggregate option grants during the last fiscal year to the named executive officers:

                        OPTION/SAR GRANTS IN FISCAL 2002

                                        SHARES OF      PERCENT OF
                                      COMMON STOCK    TOTAL OPTIONS   EXERCISE                 GRANT DATE
                                       UNDERLYING      GRANTED TO     PRICE PER                  PRESENT
NAME                                  OPTIONS(#)(2)     EMPLOYEES     SHARE($)    EXPIRATION   VALUE($)(1)
----                                  -------------   -------------   ---------   ----------   -----------
George Zimmer.......................          --             --            --           --             --
Ronald B Covin......................          --             --            --           --             --
David H. Edwab......................     100,000          19.97         21.36      2/11/12      1,221,270
Eric J. Lane........................     100,000          19.97         21.36      2/11/12      1,221,270
Charles Bresler, Ph. D. ............     100,000          19.97         21.36      2/11/12      1,221,270

---------------

(1) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 54.14%, a risk free rate of 4.29%, a six year expected life, turnover of 9.03%, no expected dividends and option grants at $21.36 per share. The actual value, if any, which may be realized with respect to any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, such valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(2) Represents options granted under the 1996 Option Plan which become fully exercisable on August 11, 2011.

OPTION EXERCISES

     The following table sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at year-end held by the named executive officers:

AGGREGATE OPTION EXERCISES IN FISCAL 2002 AND OPTION VALUES AT FEBRUARY 1, 2003

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                SHARES                     UNDERLYING UNEXERCISED           IN-THE-MONEY
                              ACQUIRED ON      VALUE       OPTIONS AT YEAR END(#)      OPTIONS AT YEAR END($)
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                          -----------   -----------   -------------------------   -------------------------
George Zimmer...............       --            --                --                        --
Ronald B. Covin.............       --            --          10,000/90,000                  0/0
David H. Edwab..............       --            --         135,000/150,000                 0/0
Eric J. Lane................       --            --         100,501/185,000               89,638/0
Charles Bresler, Ph. D. ....       --            --          72,563/173,500               57,955/0

COMPENSATION OF DIRECTORS

     Employee directors of the Company do not receive fees for attending meetings of the Board of Directors. Each non-employee director of the Company receives a quarterly retainer of $6,250. In addition, under the Director Plan each person who is a non-employee director on the last business day of each fiscal year of the Company is granted an option to acquire 3,000 shares of Common Stock. All options granted permit the non-employee director to purchase the option shares at the closing price on the date of grant and become exercisable one year after the date of grant. All options granted under the Director Plan must be exercised within 10 years of the date of grant. Such options terminate on the earlier of the date of the expiration of the option or one day less than one month after the date the director ceases to serve as a director of the Company for any reason other than death, disability or retirement as a director.

     On January 31, 2003, the Company granted each of Messrs. Brutoco, Stein and Ray and Ms. Mason an option to purchase 3,000 shares of Common Stock at $14.01 per share pursuant to the Director Plan.

PERFORMANCE GRAPH

     The following graph compares, as of each of the dates indicated, the percentage change in the Company's cumulative total shareholder return on the Common Stock with the cumulative total return of the NYSE Composite Index and the Retail Specialty Apparel Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at April 15, 1992 (the date the Common Stock was first publicly traded) and that all dividends paid by those companies included in the indices were reinvested. For periods prior to October 2, 2000, our common stock was quoted on the Nasdaq National Market.

                              (PERFORMANCE GRAPH)

                    MEASUREMENT PERIOD (FISCAL YEAR COVERED)

----------------------------------------------------------------------------------------------------------------------------------
                       04/15/92   01/30/93   01/29/94   01/28/95   02/03/96   02/01/97   01/31/98   01/30/99   01/29/00   02/03/01
----------------------------------------------------------------------------------------------------------------------------------
 Company                1.000      1.423      3.043      2.567      4.889      4.608      6.209      7.691      6.263      8.354
 Retail Specialty
  Apparel               1.000      1.070      0.929      0.802      0.868      1.048      1.680      2.890      2.563      3.028
 NYSE Composite
  Index                 1.000      1.020      1.215      1.189      1.656      2.099      2.436      2.883      3.308      3.347

--------------------  -------------------
                      02/02/02   02/01/03
--------------------  -------------------
 Company               5.675      3.637
 Retail Specialty
  Apparel              1.952      2.287
 NYSE Composite
  Index                3.052      2.481

     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 under the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2002, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under
Item 404 of Regulation S-K.

     During fiscal 2002, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company is pleased to present its 2002 report on executive compensation. This Compensation Committee report documents components of the Company's executive officer compensation programs and describes the basis on which 2002 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Compensation Committee is comprised entirely of non-employee directors.

  Compensation Philosophy and Overall Objectives of Executive Compensation Programs

     It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate financial performance and increases in shareholder value. The following objectives, which were adopted by the Compensation Committee, serve as the guiding principles for all compensation decisions:

     - Provide a competitive total compensation package that enables the Company to retain key executives.

     - Integrate pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     - Provide variable compensation opportunities that are directly linked to the performance of the Company and that align executive remuneration with the interests of shareholders.

     The Compensation Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives.

  Executive Compensation Program Components

     The Company uses cash- and equity-based compensation to achieve its pay-for-performance philosophy and to reward short- and long-term performance.

     Base Salary. The Company's compensation philosophy is to control compensation costs and to place greater emphasis on incentive compensation based on results. Accordingly, the Compensation Committee believes that the Company's base salaries are well within the industry norms for companies of similar size. Salaries for executives are reviewed periodically and revised, if appropriate, based on a variety of factors, including individual performance, level of responsibility, prior experience, breadth of knowledge, external pay practices and overall financial results.

     Incentive Compensation. The Company's philosophy is to use a combination of annual and long-term compensation methods for the majority of the Company's management. The Compensation Committee understands that certain of the executive officers named in the compensation table hold significant ownership interests in the Company. Accordingly, it is the belief of the Compensation Committee that incentives through stock option participation at this time for the majority of these individuals would not significantly affect the short-term or long-term perspective of these individuals.

     The Compensation Committee adopted a bonus program for 2002 in which executive officers participate. The maximum bonus set for each of the named executive officers is based upon the total compensation package of the officer relative to his duties and ranges from $50,000 to $200,000.

     The criteria for determining the amount of bonus participation is based on:
(i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) the officer attaining personal goals. Each of the first two criteria are quantitative, while the third criterion is subjective. The Company's bonus program for the majority of the work force is based on attaining similar goals as well as shrinkage goals.

  Discussion of 2002 Compensation for the Chief Executive Officer

     George Zimmer, Chairman of the Board and Chief Executive Officer of the Company, is a significant shareholder in the Company, as well as one of the Company's founders.

     In determining Mr. Zimmer's compensation for 2002, the Compensation Committee considered the Company's financial performance and corporate accomplishments, individual performance and salary data for chief executive officers of other publicly held apparel companies having a size and focus that the Compensation Committee believed comparable to the Company's. The Compensation Committee also reviewed more subjective factors, such as development and implementation of the corporate strategies to enhance shareholder value and the Company's overall corporate philosophy. The Compensation Committee feels that Mr. Zimmer's compensation program for 2002 and 2003 is conservative.

     Base Salary. Mr. Zimmer's base salary during fiscal 2002 was $35,000 per month. While the Compensation Committee believes that the performance of Mr. Zimmer and the Company would justify a substantial increase in Mr. Zimmer's base salary, Mr. Zimmer has advised the Compensation Committee that he is satisfied with his current base salary and therefore no change has been approved for fiscal 2003.

     Annual Incentive. Mr. Zimmer was paid a $16,500 bonus under the 2002 bonus program. Mr. Zimmer will be eligible for a bonus of up to $200,000 in 2003 based on: (i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) Mr. Zimmer attaining certain personal goals. Each of the first two criteria are quantitative, while the third criterion is subjective.

     Summary. It is the opinion of the Compensation Committee that the total compensation program for 2002 for the executive officers relative to the Company's performance was reasonable and that the compensation to George Zimmer remains modest in light of management's achievements and the total compensation packages provided to chief executive officers by other publicly held clothing retailers.

                                            COMPENSATION COMMITTEE

                                            Kathleen Mason, Chair
                                            Rinaldo S. Brutoco
                                            Michael L. Ray, Ph.D.
                                            Sheldon I. Stein

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases a warehouse facility in Houston, Texas from Zig Zag, a Texas joint venture, in which Richard E. Goldman, who chose not to stand for re-election at last year's annual meeting of shareholders, George Zimmer and James E. Zimmer are the sole and equal joint venturers. During 2002, the Company paid rentals of $78,000 to Zig Zag. The lease expires on August 31, 2005.

     The Company also leases the land underlying a store in Dallas, Texas (which building is owned by the Company) from 8239 Preston Road, Inc., a Texas corporation of which George Zimmer, James E. Zimmer and Richard E. Goldman each own 20% of the outstanding common stock, and Laurie Zimmer, sister of George and James E. Zimmer, owns 40% of the outstanding common stock. The Company paid aggregate rentals on such property to such corporation of $49,200 in 2002. The lease expires April 30, 2004.

     K&G leases its Irving, Texas store from three individuals, including Stephen Greenspan, who chose not to stand for re-election at last year's annual meeting of shareholders. Pursuant to this arrangement, K&G made lease payments of $78,000 in fiscal 2002. The current lease term expires September 30, 2003.

     Ellsworth Realty, L.L.C., a limited liability company of which Mr. Greenspan beneficially owns 50%, leases office space, retail space and a warehouse in Atlanta, Georgia to K&G. The lease provides for K&G to pay Ellsworth Realty a specified amount for the warehouse and office space and a specified amount for the retail space plus 1% of the net sales of the store in excess of a certain threshold amount. Pursuant to this arrangement, K&G paid or accrued to Ellsworth Realty approximately $358,400 in fiscal 2002. The lease expires December 31, 2005.

     G&R Realty, Inc., of which Mr. Greenspan beneficially owns 50%, leases one store location in Atlanta, Georgia to K&G. The lease provides for K&G to pay G&R Realty a specified amount for the retail space plus 1% of the net sales of the store in excess of a certain threshold amount. Pursuant to this arrangement, K&G paid or accrued to G&R Realty approximately $98,800 in fiscal 2002. The lease expires April 30, 2004.

     Management believes that the terms of the foregoing leasing arrangements are comparable to what would have been available to the Company from unaffiliated third parties at the time such leases were entered into.

     The Company engaged ShangriLa Consulting, Inc. to provide consulting services, on a non-exclusive basis, to the Company with respect to general business matters, including internet commerce, for a fee of $20,000 per month plus reimbursement of certain expenses. Such fees and expenses approximated $73,000 during 2002. In October 2001, the Company and Mr. Brutoco mutually decided to wind down the work being done for the Company by ShangriLa Consulting, Inc. and such engagement terminated in April 2002. Mr. Brutoco is the President and Chief Executive Officer, and, together with his wife, owns 100% of ShangriLa Consulting, Inc.

     The Company utilized the services of Regal Aviation L.L.C. ("Regal Aviation"), which operates a private air charter service, to provide air transportation from time to time for employees of the Company. During 2002, the Company paid approximately $645,000 to Regal Aviation for such services. Regal Aviation is a limited liability company of which George Zimmer, James Zimmer and David Edwab owned an aggregate of approximately 30% of the membership interest during fiscal 2002. The charter rates charged by Regal Aviation are at least as favorable as can be obtained from independent air charter services.

     During 2002, in connection with our share repurchase program, we entered into and subsequently settled an option contract with Bear, Stearns & Co. Inc. ("Bear Stearns"), of which Sheldon Stein is a Senior Managing Director. The completion of this contract resulted in the repurchase of 500,000 shares of our company stock from Bear Stearns.

     In December 1996, the Company advanced $166,000 to Mr. Lane to enable him to purchase a residence. At the beginning of fiscal 2002 Mr. Lane had a balance of $119,654 and, prior to June 2002, took further advances of $572,116 on this loan. During 2002, Mr. Lane repaid $526,539 of these advances and paid the Company $14,089 in interest at an average rate of 4.9% per annum, resulting in an outstanding balance of $165,231 as of February 1, 2003.

     In April 2002, the Company advanced $220,750 to Mr. Davis to enable him to purchase a residence. During 2002, this advance accrued $5,519 in interest at an average rate of 3.0% per annum, resulting in an outstanding balance of $226,269 on this advance as of February 1, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, and except as set forth below, based solely on a review of the copies of the reports required pursuant to Section 16(a) of the Exchange Act that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 1, 2003, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners have been met, except that George Zimmer inadvertently failed to timely file a Form 4 related to the purchase of 100 shares of the Company's common stock as a part of the ceremony on the date the Company's common stock was listed on the New York Stock Exchange.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP ("D&T") as independent auditors for the fiscal year ending January 31, 2004 subject to ratification by the shareholders at the Annual Meeting. Representatives of D&T are expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

                                                                   FISCAL YEAR
                                                              ---------------------
                                                                2002        2001
                                                              --------   ----------
AUDIT FEES..................................................  $244,000   $  207,500
AUDIT RELATED FEES(1).......................................    21,600       23,500
TAX FEES(2).................................................   324,200      399,000
ALL OTHER FEES(3)...........................................   167,400      711,000
                                                              --------   ----------
                                                              $757,200   $1,341,000
                                                              ========   ==========

---------------

(1) Audit related services represent fees for audits of the Company's employee benefit plans.

(2) Tax services include fees for a variety of federal, state and international tax consulting projects and tax compliance services.

(3) In 2001, these services consisted of routine consulting in the implementation of a financial information management system. In 2002, these services consisted of general financial information management system consultation and insurance claim services related to the events of September 11, 2001.

     The Audit Committee has considered whether non-audit services provided by D&T to the Company are compatible with maintaining D&T's independence.

     The Audit Committee has implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by the Company's independent public accountants to the Company or any of its affiliates. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, currently Mr. Stein. The Audit Committee was not required to pre-approve services in 2002 as the new requirements were not effective until May 6, 2003.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of shareholders intended to be presented at the annual meeting of shareholders of the Company to be held in 2004 must be received by the Company at its corporate offices, 5803 Glenmont Drive, Houston, Texas 77081, or via facsimile at (713) 592-7060, no later than January 31, 2004, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

                                                                      APPENDIX A

                           THE MEN'S WEARHOUSE, INC.

                         CHARTER OF THE AUDIT COMMITTEE

     The purpose of the Audit Committee of the Board is to assist the Board and as required by law, regulation and Board directive, act on behalf of the Board, in its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the engagement of the Company's independent auditors and their qualifications and independence, and the performance of the Company's internal audit function and independent auditors, in addition to preparing the report the SEC rules require be included in the Company's annual proxy statement. This Charter sets out the structure and responsibilities of the Audit Committee.

I.  STRUCTURE AND QUALIFICATIONS

     The Audit Committee shall consist of at least three directors all of whom shall be independent and all of whom shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. The Chair of the Audit Committee shall have such accounting, financial or other experience as shall be required by the rules of the Securities and Exchange Commission and by the New York Stock Exchange.

     To be considered independent the director must meet the following criteria:

          1. Not have any affiliation with the Company or its subsidiaries except as a director and a member of a committee of the Board.

          2. Not be, or have been in the past five years, an officer, employee, or an affiliate (other than as a result of being a director) of the Company or any of its affiliates.

          3. Not have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

          4. Not be a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Company or any of its affiliates as an executive officer.

          5. Not be, or have been in the past five years, affiliated with or employed by a present or former auditor of the Company.

          6. Not be a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company and not be a person who has a direct business relationship with the Company, unless the Board affirmatively determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board shall consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

          "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting, charitable, familial, and other relationships. The director may serve on the Audit Committee without the above-referenced Board determination after five years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

          7. Is not, or has not been for the past five years, an executive or part of an interlocking directorate of another entity where any of the Company's executives serve on that entity's compensation committee.

     If a director meets the independence criteria, but holds 20% or more of the Company's stock, or is a general partner, controlling shareholder, or officer of any such holder, then that director may serve as an Audit

Committee member but shall not serve as the Audit Committee Chair or be a voting member of the Audit Committee.

     If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, then the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company's audit committee and disclose such determination in the annual proxy statement.

     Additionally, the Audit Committee Chair shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication.

II.  MEETINGS

     The Audit Committee shall meet at least four times a year. One of such meetings shall immediately proceed the completion and release of the annual financial results of the Company and one of such meetings shall be subsequent to such release and shall receive any applicable report by the Company's independent auditors with respect to the prior year's audit and shall review and approve the audit plan for the current fiscal year. Both of such meetings shall include representatives of the independent auditors and shall include an opportunity for the Committee to meet with the independent auditors separately from management.

III.  RESPONSIBILITIES

     1. Review the accounting policies, procedures, and practices of the Company, including critical accounting policies and practices, internal accounting systems and financial reporting processes and procedures with management and with the Company's independent auditors and review any issues identified by management or the independent auditors regarding accounting and financial policies and procedures and any alternative treatment of financial information discussed by management and the independent auditors, including the treatment preferred by the independent auditors.

     2. Review and discuss the annual financial statements and quarterly financial statements of the Company with management and the independent auditors prior to release to the public, including in such review an inquiry as to the independent auditors' characterization of the accounting principles selected by management and judgments made by management material to the presentation of such financial statement.

     3. Obtain and review, at least annually, a formal written statement from the Company's independent auditors delineating: (a) the independent auditors' internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditor and the Company.

     4. Possess the sole authority to select, evaluate, retain, and, when appropriate, terminate the independent auditors. In connection with such selections, advise the independent auditors that they are ultimately accountable to the Board and the Committee. Approve in advance all audit and non-audit engagements of the independent auditors. The Committee may delegate advance approval of such engagements to a member thereof provided such approvals are reviewed with the Committee at its next meeting.

     5. Review any accounting changes which have a material impact on the obligations or financial statements of the Company; review filings made with the Securities and Exchange Commission as required; and hold such other conferences or undertake such other reviews with management and with the independent auditors as the Committee may deem appropriate or as the independent auditors may request.

     6. Inquire of management and the independent auditors to assure that the independent auditors have not engaged in any prohibited activities within the provisions of section 10 A (g) of the Securities Exchange Act of 1934.

     7. Discuss with management of the Company the Company's philosophy and approach to earnings press releases, as well as to financial information and earnings guidance provided to analysts and rating agencies, including the type of information to be disclosed and the type of presentations to be made.

     8. Obtain advice and assistance from outside legal, accounting, or other advisors, as appropriate. Pursuant to approval of this Charter, no further requirement of Board approval for such engagements is required.

     9. Discuss policies with respect to risk assessment and risk management.

     10. Meet separately with management, with internal auditors or other personnel responsible for the internal audit function, and with independent auditors.

     11. Review with the independent auditor any audit problems or difficulties and management's response and obtain from the independent auditors copies of all written communications to management of the Company in any way related to the Company's financial statements or reports or the integrity of the Company's financial books, records, practices or procedures.

     12. Set hiring policies for employees or former employees of the independent auditors.

     13. Report regularly to the Board and review with the Board any issues relating to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

     14. Conduct an annual review of the work of the Audit Committee, including review of: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) earnings press releases, paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information, as well as financial information and earnings guidance provided to analysts and rating agencies.

     15. Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters and for the confidential, anonymous submission by employees of the Company of concern regarding questionable accounting or auditing matters.

     16. Approve all transactions between the Company and its executive officers and directors, including transactions with affiliates of executive officers or directors, other than compensation arrangements approved by the Compensation Committee of the Board, employee benefit arrangements made available generally to the employees, and compensation of directors.

     17. Review and annually approve a code of ethics for the senior financial officer of the Company as required by section 406 of the Sarbanes-Oxley Act of 2002.

     18. Review as the Committee deems appropriate policies, procedures and practices dealing with risk management, including derivative policies and insurance programs.

IV.  COMPENSATION

     Director's and Board Committee fees are the only compensation an Audit Committee member may receive from the Company. If a director satisfies the definition of an independent director, then his or her receipt of a pension or other form of deferred compensation from the Company for prior service, provided such compensation is not contingent in any way on continued service, will not preclude him or her from satisfying the requirement that director's fees are the only form of compensation he or she receives from the Company.

PROXY                                                                      PROXY


                           THE MEN'S WEARHOUSE, INC.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 1, 2003


         The undersigned shareholder of The Men's Wearhouse, Inc. (the "Company") hereby appoints George Zimmer and David Edwab, or either of them, attorneys and proxies of the undersigned, with full power of substitution to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at 11:00 a.m., pacific daylight time, on Tuesday, July 1, 2003, at The Westin St. Francis, 335 Powell Street, San Francisco, California, and at any adjournment or adjournments thereof.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       ANNUAL MEETING OF SHAREHOLDERS OF

                           THE MEN'S WEARHOUSE, INC.

                                  July 1, 2003



                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.



                Please detach and mail in the envelope provided.



--------------------------------------------------------------------------------
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
--------------------------------------------------------------------------------

1. Election of Directors:

                               NOMINEES:
[ ] FOR ALL NOMINEES           O George Zimmer
                               O David H. Edwab
[ ] WITHHOLD AUTHORITY         O Rinaldo S. Brutoco
    FOR ALL NOMINEES           O Michael L. Ray, Ph.D.
                               O Sheldon I. Stein
[ ] FOR ALL EXCEPT             O Kathleen Mason
    (See instructions below)



INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: O

------------------------------------------------------------------------------
                                                     FOR    AGAINST   ABSTAIN
2. Proposal regarding a code of conduct              [ ]      [ ]       [ ]
   based on the United Nation's International
   Labor Organization's Standards for
   Workers Rights.

3. Proposal to ratify the appointment of             [ ]      [ ]       [ ]
   Deloitte & Touche LLP as independent auditors.

4. In their discretion, the above-named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This Proxy will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY

--------------------------------------------------------------------------------

To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that      [ ]
changes to the registered name(s) on the account may not be submitted via this method.

--------------------------------------------------------------------------------

Signature of Shareholder __________________ Date: _____________ Signature of Shareholder __________________ Date: _____________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                           THE MEN'S WEARHOUSE, INC.

                           PROXY VOTING INSTRUCTIONS

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 1, 2003

    The Board of Directors of The Men's Wearhouse, Inc. (the "Company") recommends a vote "FOR" each of the nominees listed below, "AGAINST" Proposal 2 and "FOR" Proposal 3. Please provide voting instructions by marking your choices below.

1. Election of Directors:

   [ ] FOR all nominees listed, except as indicated to  [ ] WITHHOLD AUTHORITY to vote for election of all
       the contrary below                                   nominees

    Nominees: George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray,
              Ph.D., Sheldon I. Stein and Kathleen Mason.

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Proposal regarding a code of conduct based on the United Nation's International Labor Organization's Standards for Workers Rights.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                 (Continued, and to be signed on reverse side)

3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    The shares allocated to your account in the Company's 401(k) Savings Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.


                                                              Dated:                                   , 2003
                                                                    ------------------------------------

                                                              -----------------------------------------------

                                                              -----------------------------------------------
                                                                         Signature of Shareholder

                                                              Your signature should correspond with your name
                                                              as it appears hereon. Joint owners should each
                                                              sign. When signing as attorney, executor,
                                                              administrator, trustee or guardian, please set
                                                              forth your full title as it appears hereon.

                 PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY

                           THE MEN'S WEARHOUSE, INC.

                           PROXY VOTING INSTRUCTIONS

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 1, 2003

    The Board of Directors of The Men's Wearhouse, Inc. (the "Company") recommends a vote "FOR" each of the nominees listed below, "AGAINST" Proposal 2 and "FOR" Proposal 3. Please provide voting instructions by marking your choices below.

1. Election of Directors:

   [ ] FOR all nominees listed, except as indicated to  [ ] WITHHOLD AUTHORITY to vote for election of all
       the contrary below                                   nominees

    Nominees: George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray,
              Ph.D., Sheldon I. Stein and Kathleen Mason.

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Proposal regarding a code of conduct based on the United Nation's International Labor Organization's Standards for Workers Rights.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                 (Continued, and to be signed on reverse side)

3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    The shares allocated to your account in the Company's Employee Stock Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.


                                                              Dated:                                   , 2003
                                                                    ------------------------------------

                                                              -----------------------------------------------

                                                              -----------------------------------------------
                                                                         Signature of Shareholder


                                                              Your signature should correspond with your name
                                                              as it appears hereon. Joint owners should each
                                                              sign. When signing as attorney, executor,
                                                              administrator, trustee or guardian, please set
                                                              forth your full title as it appears hereon.

                 PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY

                           THE MEN'S WEARHOUSE, INC.

                           PROXY VOTING INSTRUCTIONS

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 1, 2003

    The Board of Directors of The Men's Wearhouse, Inc. (the "Company") recommends a vote "FOR" each of the nominees listed below, "AGAINST" Proposal 2 and "FOR" Proposal 3. Please provide voting instructions by marking your choices below.

1. Election of Directors:

   [ ] FOR all nominees listed, except as indicated to  [ ] WITHHOLD AUTHORITY to vote for election of all
       the contrary below                                   nominees

    Nominees: George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray,
              Ph.D., Sheldon I. Stein and Kathleen Mason.

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Proposal regarding a code of conduct based on the United Nation's International Labor Organization's Standards for Workers Rights.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                 (Continued, and to be signed on reverse side)

3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    The shares allocated to your account in the Company's Employee Stock Discount Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.


                                                              Dated:                                   , 2003
                                                                    ------------------------------------

                                                              -----------------------------------------------

                                                              -----------------------------------------------
                                                                         Signature of Shareholder

                                                              Your signature should correspond with your name
                                                              as it appears hereon. Joint owners should each
                                                              sign. When signing as attorney, executor,
                                                              administrator, trustee or guardian, please set
                                                              forth your full title as it appears hereon.

                 PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY